Exhibit 10.21

October 14, 2022

Ms. Judith Dunn

Dear Judith:

This letter confirms that your Employment Agreement dated March 19, 2021 between you and Fulcrum Therapeutics, Inc. (the "Company") is terminating effective on the Separation Date (as defined below), and summarizes the terms of the separation agreement that the Company is willing to offer as a result of your separation from the Company. Please read this letter agreement (the "Letter Agreement"), which includes a general release, carefully. If you are willing to agree to its terms, please sign in the space provided below and return it to me within 21 days.

1.
Your employment with the Company terminates as of January 3, 2023 (the "Separation Date"), provided however, that you will not be required to come to work after the Effective Date of this Letter Agreement but will (i) remain available through the Separation Date to satisfactorily perform in good faith the job duties set forth in Attachment A hereto; and (ii) comply with Company rules and policies, and not make or publish any written or oral disparaging or defamatory statements, including online or in social media, regarding the Company, and its current and former employees, officers, directors and agents. You will continue to receive your current base salary and all benefits (subject to the terms and conditions of the governing plan documents) through the Separation Date, less lawful deductions, provided you remain employed by the Company and otherwise comply with the terms of this Agreement.

2.
After the Separation Date, except as provided below, you will not be entitled to receive any benefits paid by or participate in any benefit programs offered by the Company to its employees. Your coverage (if any) under any Company sponsored health, dental, vision, life, short-term disability, long-term disability, and accidental death & dismemberment insurance will terminate as of the Separation Date. You will receive, under separate cover, information concerning any right to continue your health insurance benefits after the Separation Date in accordance with COBRA.

3.
In consideration for signing this Letter Agreement, and in compliance with the promises made herein (including those set forth in paragraph 4 below) and returning it within the appropriate time periods and not revoking your acceptance as set forth below, the Company agrees to provide you the following payments and benefits (the "Severance Benefits") provided that you (i) satisfactorily complete the work deliverables set forth in Attachment A hereto, and (ii) sign and return Attachment B hereto no sooner than the day after the Separation Date and no later than 7 calendar days after the Separation Date:

a.
The Company will pay you separation pay in the total gross amount of

$461,867.00, less all applicable taxes and withholdings, which sum represents 12 months of pay at your current base salary. This separation pay will be paid to you in the form of salary continuation pursuant to the Company's regularly established payroll procedures over a period of 12 months, beginning with the first regular Company payroll cycle after the Separation Date and expiration of revocation period set forth in Attachment B, provided that if the revocation period would end in a calendar year subsequent to the year containing the Separation Date, the payments described in this paragraph will not begin before the first Company payroll of such subsequent calendar year.

b.
Provided that you properly and timely elect to continue your group medical insurance coverage under COBRA, the Company will contribute towards the cost of such COBRA coverage in the same amount as if you were actively employed, plus any COBRA administration fees, until the earlier of (i) the one year anniversary of the Separation Date; or (ii) the date you become eligible for coverage under the group medical plan of another employer (the "COBRA Contribution Period"). During this COBRA Contribution Period, in order to continue receiving the benefit described in this paragraph, you will be required to pay the remaining cost of the COBRA premium, and you agree that your contribution may be taken by the Company directly from the salary continuation payments set forth above. After the COBRA Contribution Period, you will be responsible for the full cost of any such COBRA premiums. You agree to promptly notify the Company if you become eligible under the group health plan of another employer during the period in which the Company is subsidizing your COBRA premiums.

c.
The Company will permit you to exercise the stock options that you previously received under the Company's incentive equity plan, to the extent vested and exercisable as of the Separation Date (the "Vested Options"), and not subsequently forfeited under the terms of the equity plan and award agreements governing the Vested Options, until the earlier of (i) one hundred eighty (180) days after the Separation Date, (ii) the last possible date on which the Vested Options expire under Sections 3(c) (as amended by item 3c(i) above) upon your violation of the Employee Confidentiality and Assignment Agreement, 3(d), or 3(e) of the applicable Award Agreements or (iii) the Final Exercise Date as defined in the applicable Award Agreements. The Vested Options will expire and be forfeited for no consideration to the extent they are not exercised by you within the extended exercise period described in the preceding sentence, in accordance with the terms and conditions of their governing documents.

d.
The Company will instruct its Executive Team and Board of Directors not to make or publish any written or oral disparaging or defamatory statements, including online or in social media, regarding you to any outside third parties.

4.
You understand and agree that you would not receive the Severance Benefits specified in paragraph 3 above, except for your timely execution and non- revocation of this Letter Agreement and the fulfillment of the promises contained therein. In signing this Letter Agreement, you agree to perform the following as a condition to your receipt of the Severance Benefits: (a) upon your separation, promptly returning all Company-provided technology in proper condition subject to normal wear and tear (b) upon your separation, immediately returning any other Company property in your possession, (c) satisfactorily performing any job duties or other transitional tasks asked of you by the Company through the Separation Date including as set forth in Attachment A, (d) refraining from acts that are intended to cause, or that do cause, damage to the Company, its property (tangible and intangible) and its employees, and (e) not making or publishing any written or oral disparaging or defamatory statements, including online or in social media, regarding the Company, and its current and former employees, officers, directors and agents.

5.
In consideration of the payments and other consideration to be made by the Company to you as set forth in paragraph 3 above and the promises contained in this Letter Agreement, you, except as provided below, voluntarily and of your own freewill hereby release, forever discharge and hold harmless Fulcrum Therapeutics, Inc., its parents, subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns (the "Releasees") from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature that exist as of the date of this Letter Agreement, whether known or unknown, including, but not limited to, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act,

as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statutes, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour Laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Act, G.L. c. 149, §105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding anything to the contrary contained in the Letter Agreement, you are not releasing or waiving the following rights or claims: (a) your own vested accrued employee benefits under the Company's health, welfare or retirement benefit plans; (b) claims to the Vested Options, subject to the terms of their governing documents, including but not limited to the Company's 2019 Stock Incentive Plan, as amended by this Letter Agreement; (c) benefits and/or the right to seek benefits under applicable workers' compensation and/or unemployment compensation statutes; (d) claims which by law cannot be waived by signing this Letter Agreement; (e) claims for breach of this Letter Agreement or to enforce this Letter Agreement; (f) any claims arising solely after the execution of this Letter Agreement; (g) claims under ERISA § 502(a)(1)(B), 29 U.S.C. § 1132(a)(1)(B); (h) any rights and/or claims you may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (i) claims for reimbursement of approved business expenses incurred prior to the date of this Letter Agreement under and subject to the Company's business expense reimbursement policy; (j) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by you in the course and scope of your employment with the Company under and subject to the applicable Company policy; and (k) any right you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and the Company or its past, present and future trustees, officers, directors, agents, administrators, representatives, employees, affiliates, or insurers are held jointly liable.

For the avoidance of doubt, this general release is intended to release any and all claims you may have under the Massachusetts Wage Act and is intended to resolve any and all disputes related to wages, commissions, bonuses or other compensation of any kind.

In addition, you agree that if any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Letter Agreement is a party.

6.
You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence or substance of this Letter Agreement, except your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential. This includes, but is not limited to, present or former employees of the Company and other members of the public. You may also disclose this Letter Agreement to a state agency if required as part of an application for unemployment compensation benefits. You further agree not to make or publish any written or oral disparaging or defamatory statements, including online or in social media, regarding the Company, and its current and former employees, officers, directors and agents. You understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that the Company shall have the right, in addition to any other damages, to cease all Severance Benefits and seek and obtain the return of any already provided Severance Benefits (without impacting the validity or enforceability of the general release contained herein), in the event you breach any of your obligations under this paragraph. If any party to this Letter Agreement seeks to enforce its rights under this Letter Agreement by legal proceedings or otherwise, the substantially non-prevailing party (including in any action for preliminary injunctive relief), as determined by the court, shall pay the reasonable attorneys' fees, costs and expenses of the prevailing party.
7.
You hereby acknowledge and reaffirm the validity of the Employee Confidentiality and Assignment Agreement between you and the Company, the terms and conditions of which are incorporated herein by reference and remain in full force and effect for the full term stated therein. You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information. You understand that the Company would not provide you with the monies and benefits under this Letter Agreement but for your reaffirmation of these obligations. You further understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that the Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph.

8.
You acknowledge that you are being provided a period of 21 days from receipt of this Letter Agreement to consider the meaning and effect of this Letter Agreement. You are hereby advised to consult with an attorney and acknowledge that you have had the opportunity to do so. You agree that any modifications, material or otherwise, did not restart or affect in any manner the original consideration period for the severance proposal made to you. This Letter Agreement shall have no force or effect if you do not sign it during the 21-day consideration period, or prior to your Separation Date.

9.
You may revoke this Letter Agreement for a period of seven (7) days following the day you execute this Letter Agreement. Any revocation within this period must be submitted, in writing, to Kim Hazen, Chief People Officer, Fulcrum Therapeutics, Inc., 26 Landsdowne Street, Cambridge, MA 02139 and state "I hereby revoke my acceptance of the Letter Agreement." The revocation must be delivered to Ms. Hazen at the Company by email

( ), and regular mail postmarked within seven (7) days after execution of this Letter Agreement. The Letter Agreement shall not become effective or enforceable until the revocation period has expired (the "Effective Date"). If the last day of the revocation period is a Saturday, Sunday or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday in Massachusetts. If you revoke your acceptance of this Letter Agreement, you shall not be entitled to the monies and/or benefits set forth in paragraph 3 above.

10.
This Letter Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter Agreement. You agree that any claims or causes of action which arise out of or relate in any way to this Letter Agreement shall be instituted and litigated only in, and you voluntarily submit to the jurisdiction over your person by, the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Letter Agreement, are the only courts of competent jurisdiction). You and the Company waive the right to a trial by jury with respect to any such claims or causes of action or other proceeding.
11.
Nothing in this Letter Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti- discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Letter Agreement, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Letter Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.
12.
You affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits are due to you, except as provided in this Letter Agreement. You further affirm that you have no known workplace injuries or occupational diseases. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this Letter Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
13.
You agree that neither this Letter Agreement, nor the furnishing of consideration for this Letter Agreement, shall be deemed or construed at any time for any purpose as an admission by the Company of any liability, wrongdoing, or unlawful conduct of any kind.

14.
You agree to reasonably cooperate with the Company in the investigation, defense or prosecution of any claims, actions or other matters now in existence or which may be brought in the future against or on behalf of the Company. Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with the Company's counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. Nothing herein shall require you to provide anything other than truthful information. The Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such cooperation.
15.
This Letter Agreement represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties including Employment Agreement dated March 19, 2021, except that your obligations under the Employee Confidentiality and Assignment Agreement referred to in paragraph 7 remain in full force and effect as provided therein. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter Agreement, except those set forth herein.
16.
Should any provision of this Letter Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable consistent with the intent of the parties, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Letter Agreement in full force and effect. However, if the general release in Paragraph No. 5 is found to be invalid, you agree to execute a valid release of the claims that are the subject of this Letter Agreement and/or are referred to in the general release in Paragraph No. 5 above.
17.
This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned, or faxed signature shall be treated the same as an original. Delivery of an executed counterpart's signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.
18.
Although the Company does not guarantee the tax treatment of any payments under the Letter Agreement, the intent of the parties is that the payments and benefits under this Letter Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder ("Code Section 409A") and to the maximum extent permitted the Letter Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation subject to Code Section 409A upon or following a termination of your employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination," "resignation", or like terms will mean "separation from service" and the date of such separation from service will be the date of termination or resignation, as applicable, for purposes of any such payment or benefits. If a payment made under this Letter Agreement that is nonqualified deferred compensation subject to Code Section 409A may be made in more than one taxable year depending on when you execute this Letter Agreement, payment shall be made in the second taxable year. Notwithstanding any other provision of this Letter Agreement to the contrary, to the extent that any reimbursement of expenses constitutes "deferred compensation" under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Letter Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, if at the time of your separation from service (as defined in Code Section 409A), you are a "Specified Employee", then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). You will be a "Specified Employee" for purposes of this Letter Agreement if, on the date of your separation from service, you are an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a "Specified Employee" within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i).

The Company would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

/s/ Kim Hazen

Kim Hazen

Chief People Officer

ACKNOWLEDGED AND AGREED TO:

/s/ Judith Dunn

Judith Dunn

Date: 14 Oct 2022

ATTACHMENT A

Transitional Duties:

1.
Be available on an as needed and remote basis through the Separation Date to consult on transitional matters as requested by any member of the Executive Team. For the sake of clarity, no supervision of employees will be required.

ATTACHMENT B

By signing below, I hereby affirm the terms, provisions, and my obligations set forth in my Letter Agreement with Fulcrum Therapeutics, Inc. ("Fulcrum" or "the Company") dated October 14, 2022 (the "Letter Agreement") and I agree as follows:

1.
Except as provided below, I hereby release Fulcrum in accordance with the terms of the Letter Agreement, as more fully set forth in Paragraph 5 of the Letter Agreement. For the avoidance of doubt, I understand and hereby agree that I am releasing any and all claims I may have against Fulcrum and the Releasees (as defined in the Letter Agreement) which I have or may have as of the date of execution of this Attachment B (the "Release"), including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as

amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C.

§ 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29

U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Sarbanes Oxley Act of 2002; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; the Workers Adjustment and Retraining Notification Act; the Massachusetts Law Against Discrimination, G.L.

c. 151B; the Massachusetts Wage Payment Statutes, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour Laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute,

G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A, the Massachusetts Parental Leave Act, G.L. c. 149, §105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; any federal or state law, regulation, or ordinance or any claim for short term disability benefits; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in any matter. Notwithstanding anything to the contrary contained in the Release, I am not releasing or waiving the following rights or claims: (a) my own vested accrued employee benefits under the Company's health, welfare or retirement benefit plans; (b) claims to the

Vested Options (as defined in the Letter Agreement), subject to the terms of their governing documents, including but not limited to the Company's 2019 Stock Incentive Plan, as amended by the Letter Agreement; (c) benefits and/or the right to seek benefits under applicable workers' compensation and/or unemployment compensation statutes; (d) claims which by law cannot be waived by signing the Release; (e) claims for breach of the Letter Agreement or to enforce the Letter Agreement; (f) any claims arising solely after the execution of the Release; (g) claims under ERISA § 502(a)(1)(B), 29 U.S.C. § 1132(a)(1)(B);

(h) any rights and/or claims I may have under the Consolidated Omnibus Budget

Reconciliation Act of 1985 ("COBRA"); (i) claims for reimbursement of approved business expenses incurred prior to the date of the Release under and subject to the Company's business expense reimbursement policy; (j) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by me in the course and scope of my employment with the Company under and subject to the applicable Company policy; and (k) any right I may have to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I and the Company or its past, present and future trustees, officers, directors, agents, administrators, representatives, employees, affiliates, or insurers are held jointly liable.

2.
I affirm that I have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, benefits, reimbursements and/or monies to which I may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, benefits, reimbursements and/or monies are due to me, except for any unpaid base salary provide for in Paragraph 1 of the Letter Agreement and the Severance Benefits provided for in Paragraph 3 of the Letter Agreement. I further affirm that I have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. I also affirm that I have not been retaliated against for reporting any allegations of wrongdoing by Fulcrum or its officers, including any allegations of corporate fraud.

3.
I understand the meaning of the terms, provisions and my obligations set forth in the Letter Agreement. I further understand that I may revoke this Release for a period of seven (7) calendar days following the day I sign the Release. Any revocation within this period must be submitted, in writing, to Kim Hazen, Chief People Officer, Fulcrum Therapeutics, Inc., 26 Landsdowne Street, Cambridge, MA 02139 and state "I hereby revoke my acceptance of the Letter Agreement."

The revocation must be delivered to Ms. Hazen at the Company by email (khazen@fulcrumtx.com), and regular mail postmarked within seven (7) days after execution of this Letter Agreement. I further acknowledge that I have been given a period of more than twenty-one (21) days to consider signing this Release and have been advised to consult with an attorney prior to signing it. I also understand that any timely revocation of my acceptance of this Release does not void or otherwise affect the enforceability of the release contained in Paragraph 5 of the Letter Agreement to which this Attachment B is attached.

4.
I have satisfied all conditions set forth in paragraph 4 of the Letter Agreement.

5.
I understand that, in order to be effective, I must sign this Attachment B no earlier than the day after the Separation Date (as defined in Paragraph 1 of the Letter Agreement) and no later than seven (7) days after the Separation Date.

Agreed and Accepted:

/s/ Judith Dunn

Date: 14 Oct 2022